4390 Davisville Road, Hatboro, PA 19040 Phone (215) 682-7400 Fax (215) 682-4144
NEWS RELEASE

For Immediate Release

Date:        August 1, 2014
Contact:    Thomas M. Petro
Chief Executive Officer
Phone:     (215) 775-1400

FOX CHASE BANCORP, INC. ANNOUNCES NEW BOARD MEMBER
HATBORO, PA, August 1, 2014 - Fox Chase Bancorp, Inc. (Nasdaq:FXCB), holding company for Fox Chase Bank, announced today that Gerald A. Ronon has been elected to the board of directors of the Company and the Bank. “We are delighted to welcome Gerry Ronon to serve on the Fox Chase Bancorp and Fox Chase Bank board of directors. He brings a wealth of business management, real estate development and investment expertise spanning over 25 years in the greater-Philadelphia market,” said Thomas M. Petro, President and Chief Executive Officer of the Company.

Mr. Ronon is President and Chief Operating Officer of Lubert-Adler, a private real estate investment company headquartered in Philadelphia, Pennsylvania. Prior to rejoining Lubert-Adler in 2010 (where he had previously worked from 1998 to 2007), Mr. Ronon was Founder and Managing Partner of Cheswold Real Estate Investment Management, LLC. Mr. Ronon currently serves on the board of Nation Design Partners, LLC, a private-label knitwear and sportswear manufacturer headquartered in New York, NY. He resides in Bryn Mawr, Pennsylvania.

Fox Chase Bancorp, Inc. is the holding company for Fox Chase Bank, a $1.1. billion asset commercially-focused state savings bank headquartered in Hatboro, Pennsylvania. Fox Chase Bank operates ten full-service banking offices in Bucks, Chester, Philadelphia and Montgomery Counties in Pennsylvania and Atlantic and Cape May counties in New Jersey.